Dr. Lisa Costa, Chief Information Officer at U.S. Special Operations Command and Advisor to Fortune 500 Companies, Joins CarParts.com Board of Directors
Dr. Costa will provide big data, cyber, and tech expertise to growing e-commerce company

Torrance, CA (November 12, 2020) – CarParts.com, Inc. (NASDAQ: PRTS) ("CarParts.com"), announced today that Dr. Lisa Costa, Chief Information Officer of the U.S. Military’s Special Operations Command (USSOCOM), joins the CarParts.com Board of Directors. As a leading cybersecurity and data analytics experts, she will provide valuable guidance and insights into how both the company and its customers can stay ahead of online threats while utilizing information to better serve customers.

“We are honored to have Dr. Costa join the board,” said CarParts.com CEO Lev Peker. “With her deep understanding of business, technology, and eCommerce, as well as success in advising Fortune 500 companies, Dr. Costa is an incredible and invaluable addition to the team. Her guidance and expertise will be key, and we're confident that both our customers and our company will greatly benefit from her joining the board.”

CarParts.com COO David Meniane is particularly excited about Dr. Costa’s expertise in data analytics. “The companies that will win the future will be the companies that can marshal all available information to create terrific experiences for their customers – to deliver services that truly serve their customers’ needs,” said Meniane. “Dr. Costa’s expertise in data analytics will yield vital insights for CarParts.com, insights that will help us provide the best service for our customers.”

In addition to serving as CIO for USSOCOM – where she oversees a $1.2 billion budget and an IT system including cloud infrastructure, mobility, satellite and terrestrial communications, and DevSecOps agile software development supporting artificial intelligence and machine learning – Dr. Costa was a member of multiple Defense Science Boards, invented the first fully spherical immersive digital video system, and has advised Presidential Transition Teams on national security issues. She served on the board of Hire Our Heroes and has advised Fortune 500 companies, including Target, Hilton, Starbucks, Cheniere, and FedEx, on data analytics and cybersecurity. She is also an honoree of the James Schlesinger Award for Service to Our Nation.

“I am excited to be joining the CarParts.com Board of Directors,” said Dr. Costa. “CarParts.com was born online – its entire history is in the ecommerce space, the same space that so many other companies are struggling to enter. For 25 years, it has stayed true to its ecommerce lineage. It is a relentless innovator and puts technology first. I am thrilled to lend my expertise to the company as it continues to grow, and as it sprints towards the countless opportunities it sees.”

About CarParts.com

For over 25 years, CarParts.com has been a leader in the e-commerce automotive aftermarket, providing collision, engine, and performance parts and accessories. With over 50 million parts delivered, we've helped everyday drivers across the continental United States find the right parts to keep their vehicles on the road.

With a focus on the end-to-end customer experience, we've designed our website and sourcing network to simplify the way drivers get the parts they need. Our vehicle selector and easy-to-navigate, mobile-friendly website offers customers guaranteed fitment and a convenient online shopping experience. And with our own wide distribution network, we bring the very best brands and manufacturers directly to consumer hands, cutting out all the brick-and-mortar supply chain costs to provide quality parts at a discount for our loyal customers. Combined with our 90-day return policy and satisfaction guarantee, CarParts.com makes it simple for customers to get parts delivered straight to their door.

CarParts.com is headquartered in Torrance, California.

Media Contact:

Sasha Trosman

strosman@carparts.com.

Investor Contact:

Ryan Lockwood

rlockwood@carparts.com